Citizens Reports Third Quarter 2022 Financial Results

•Net loss of $5.1 million, or $0.10 per share, compared to a net loss of $2.8 million, or $0.06 per share, in the third quarter of 2021
•Adjusted operating income of $0.2 million, compared to adjusted operating loss of $4.9 million in the third quarter of 2021
•Total claims and surrenders continue to improve, declining 3.4% year-over-year
•New products continue to gain traction across both the Life Insurance and Home Service Insurance segments

AUSTIN, TX – November 4, 2022 – Citizens, Inc. (NYSE: CIA), today reported financial results for the third quarter ended September 30, 2022.

Net loss for the third quarter of 2022 totaled $5.1 million, or $0.10 per fully diluted class A share, compared to a net loss of $2.8 million, or $0.06 per fully diluted class A share, in the prior year quarter.

Net loss of $5.1 million in the third quarter of 2022 included $5.0 million of pre-tax net investment related losses, primarily driven by fair value changes to the Company’s limited partnership and equity securities investments due to higher interest rates and volatile equity markets.

Adjusted operating income, which excludes investment related gains and losses, totaled $0.2 million for the third quarter of 2022, an improvement from a loss of $4.9 million in the third quarter of 2021. The year-over-year improvement was primarily due to decreases in death claims and property claims, and an increase in net investment income.

Management Commentary
“Our third quarter financial results largely reflect the industrywide impacts related to inflation and volatile equity markets, which we believe are transitory in nature,” said Company Vice Chairman and CEO, Gerald W. Shields. “Operationally, our newly introduced products continue to expand our policy base and are garnering strong support from our independent agents. Our retention initiatives have played an integral part in driving lower surrender benefits in our international business for five straight quarters. Additionally, our property casualty initiatives, including higher rate actions, are reducing risk and increasing renewal premiums in that product line. Overall, the steadfast execution of our strategy is yielding positive results and laying the foundation for long-term shareholder value creation.”

Third Quarter 2022 Financial Highlights

Total amount of insurance issued for the third quarter of 2022 increased by 78% to $189.8 million compared to the prior year quarter, with contributions from both the Life Insurance and Home Service Insurance segments, reflecting the introduction of new market specific products and continued execution on the Company’s strategy to increase the face amount of insurance sold. Average face value per policy issued in the third quarter of 2022 increased by 39% in the Life Insurance segment and 27% in the Home Service Insurance segment, compared to the prior year quarter.

Total premium revenue for the third quarter of 2022 increased 1%, compared to the same year-ago period, to $43.9 million, primarily driven by higher property insurance renewal premiums in the Home Service segment, where last year’s results were negatively impacted by catastrophic reinsurance premiums due to Hurricane Ida. Higher first year premiums in our Life Insurance segment also contributed to higher premium revenue in the current year period.

First year premiums for the third quarter of 2022 were $4.5 million, compared to $4.7 million in the same year-ago period, as strong first year premiums in the Life Insurance segment were more than offset by lower first year premiums in the Home Service segment. The Company believes the decrease was primarily related to changes in its business mix, resulting from new product introductions, some of which have lower costs to policyholders than legacy products, as well as its ongoing risk-based curtailments on property & casualty sales.

Renewal premiums for the third quarter of 2022 increased 2%, compared to the same year-ago period, to $39.3 million, driven by higher property insurance premiums, partially offset by higher scheduled matured endowment in the Life Insurance segment, which more than offset strong renewal sales and retention efforts.

Total claims and surrenders benefits for the third quarter of 2022 decreased 3.4%, compared to the same year-ago period, primarily driven by decreases in death claims benefits and property claims, partially offset by higher scheduled matured endowments. Overall, death claim benefits decreased 37%, or $3.6 million, primarily due to lower COVID-19 related deaths. Matured endowments were $8.5 million, compared to $4.3 million in the prior year period. The increase in matured endowments was expected due to the contractual timing of maturities.

General expenses for the third quarter of 2022 increased by $1.0 million, or 10% year-over-year, primarily related to the Company’s international sales convention, which was not held in 2021 due to COVID-19 restrictions.

Third Quarter 2022 Segment Performance and Highlights

Life Insurance
Overall premium revenue in the Life Insurance segment for the third quarter of 2022 decreased 2%, compared to the same year-ago period, as strong first year premiums were more than offset by lower renewal premiums.

First year premiums for the third quarter of 2022 increased by 5%, compared to the same year-ago period. The increase in first year premiums was primarily related to strategic sales campaigns and continued strong sales of the Company’s international whole life product, Whole Life 360TM.

Sales of the Whole Life 360 product continue to have a positive impact on the amount of insurance issued and number of policies issued, which increased by 77% and 10%, respectively, compared to the same year-ago period. Since its launch in March 2022, Whole Life 360 has accounted for 31% of total insurance issued.

Renewal premiums for the third quarter of 2022 decreased 2%, compared to the same year-ago period. The decrease in renewal premiums was primarily related to higher matured endowments, which more than offset strong sales in the quarter and the Company’s ongoing retention efforts.

Total claims and surrenders benefits for the third quarter of 2022 increased 10% year-over-year, driven by higher matured endowments. Death claims decreased 54%, compared to the prior year period, driven by a decrease in the volume of reported claims in the Company’s international business.

Home Service Insurance
Total premium revenue in the Home Service Insurance segment for the third quarter of 2022 increased 9%, compared to the prior year quarter, due to the negative impact Hurricane Ida had on property premiums in 2021.

First year premiums for the third quarter of 2022 were $1.4 million, compared to $1.7 million in the prior year quarter. The decline in first year premiums was driven by continued risk-based curtailments of property insurance premium revenues and lower life insurance premium revenues. The Company believes the decrease in life premiums is primarily related to changes in its business mix. Despite the overall decline in first year premiums, life insurance issued increased by $34 million, or 81%.

Renewal premiums for the third quarter of 2022 increased $1.4 million, or 14%, compared to the prior year period, primarily driven by the aforementioned property reinsurance reinstatement premiums. Excluding this reinstatement premium, renewal premiums for the third quarter of 2022 increased $0.2 million, or 2%, primarily driven by rate increases on our property casualty business products and collection efforts by our independent agents.

Total claims and surrenders benefits for the third quarter of 2022 decreased 35%, compared to the same year-ago period. The decrease was driven by a lower volume of reported death claims, including COVID-19 reported claims, and lower property claims, partially offset by slightly higher surrenders.

Investments
Net investment income for the third quarter of 2022 was $16.6 million, an improvement compared to $15.5 million in the prior year period. The increase in net investment income was primarily driven by reinvestment of the Company’s growing diversified invested asset base at higher interest rates, and income from limited partnerships, compared to the third quarter of 2021. The average pre-tax yield on the investment portfolio was 4.30%, an improvement compared to 4.24% in the prior year period.

Due to an increase in prevailing interest rates, the carrying value of the Company’s fixed maturity securities investment portfolio at September 30, 2022 was $1.2 billion, compared to $1.5 billion at September 30, 2021. Fixed maturity securities represented approximately 88% of the Company’s investment portfolio. Approximately 99% of the Company’s fixed maturity portfolio is rated investment grade. The Company’s investment philosophy of holding debt securities until maturity mitigates concerns associated with temporary market value fluctuations.

Due to rising interest rates, the Company reported a pre-tax net unrealized loss of $213.7 million on its available-for-sale securities at September 30, 2022. This compares to net unrealized gains of $132.4 million at September 30, 2021.

Investment related gains (losses), net
Investment related losses in the third quarter of 2022 were $5.0 million, compared to a $2.1 million gain in the third quarter of 2021. The losses are primarily due to the inflationary environment and volatility in equity markets, which resulted in fair value changes to the Company’s limited partnership and equity securities investments.

Book Value
As of September 30, 2022, book value per Class A common share, including Accumulated Other Comprehensive Income (AOCI), was ($0.28), compared to $5.34 in the prior year period. The year-over-year decrease was primarily driven by the impact of higher interest rates on the Company’s investment portfolio.

Adjusted book value per Class A common share, which excludes AOCI, was $3.87 for the third quarter 2022, compared to $3.29 in the prior-year period.

About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. dollar denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S. For more information, visit www.citizensinc.com.

Explanatory Notes on Use of Non-GAAP Measures

Adjusted Operating Income
Adjusted Operating Income is a non-GAAP measure that is computed as pre-tax GAAP operating income, excluding net investment related gains (losses). Management believes that this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes that the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter.

Adjusted Book Value Per Class A Common Share
Adjusted book value per Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

	Three months ended September 30,		Nine months ended September 30,
For the periods ended as of
(In thousands, except share data)	2022	2021	2022	2021

Balance sheet data
Total assets	$1,540,950	1,831,498	$1,540,950	1,831,498
Total liabilities	1,555,178	1,566,467	1,555,178	1,566,467
Total stockholders' equity (deficit)	(14,228)	265,031	(14,228)	265,031
Life insurance in force	4,269,674	4,168,925	4,269,674	4,168,925

Net income (loss) items
Insurance premiums	$43,875	43,327	$125,463	125,185
Net investment income	16,604	15,454	47,983	46,018
Investment related gains (losses) net	(4,991)	2,126	(10,589)	7,277
Total revenues	56,176	61,584	165,267	180,625

Claims and surrenders	30,729	31,816	86,260	91,701
Other general expenses	11,559	10,542	32,989	33,427
Total benefits and expenses	60,963	64,311	174,657	180,500

Income (loss) before federal income tax	(4,787)	(2,727)	(9,390)	125
Federal income tax expense (benefit)	344	72	622	1,475
Net income (loss)	(5,131)	(2,799)	(10,012)	(1,350)

Per share data
Book value per share	(0.28)	5.34	(0.28)	5.34
Basic and diluted earnings (loss) per
share of Class A common stock	(0.10)	(0.06)	(0.20)	(0.03)

Definition of Reported Segments
The Company operates in two business segments as detailed below.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents, located principally in Latin America and the Pacific Rim. These products are sold through independent marketing consultants.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance and property insurance policies marketed to middle- and lower-income households, and whole life products with higher face values, in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

	Three months ended September 30,		Nine months ended September 30,
For the periods ended as of
(In thousands, except share data)	2022	2021	2022	2021

LIFE INSURANCE SEGMENT
Total assets	$1,148,820	1,379,666	$1,148,820	1,379,666
Net income (loss) items
Insurance premiums	31,696	32,198	88,461	89,399
Net investment income	12,806	11,991	37,124	35,468
Investment related gains (losses)	(4,367)	1,205	(8,644)	5,741
Total revenues	40,817	46,070	119,344	132,750

Claims and surrenders	24,742	22,565	67,768	69,366
Total benefits and expenses	43,748	44,384	123,608	124,043

Income (loss) before federal income tax	(2,931)	1,686	(4,264)	8,707

HOME SERVICE INSURANCE SEGMENT
Total assets	$336,782	399,183	$336,782	399,183
Net income (loss) items
Insurance premiums	12,179	11,129	37,002	35,786
Net investment income	3,527	3,238	10,054	9,826
Investment related gains (losses)	(462)	(36)	(1,629)	393
Total revenues	15,244	14,332	45,428	46,008

Claims and surrenders	5,987	9,251	18,492	22,335
Total benefits and expenses	15,900	18,431	47,218	50,327

Income (loss) before federal income tax	(656)	(4,099)	(1,790)	(4,319)

GAAP to Non-GAAP Reconciliation
Reconciliation of Adjusted Income (Loss) Before Federal Income Tax

	Three months ended September 30,		Nine months ended September 30,
For the periods ended
Unaudited (In thousands)	2022	2021	2022	2021

Adjusted Operating Income
Income (loss) before federal income tax	$(4,787)	(2,727)	$(9,390)	125
Less:
Excluded investment related gains (losses)	(4,991)	2,126	(10,589)	7,277
Adjusted income (loss) before federal income tax	$204	(4,853)	$1,199	(7,152)

Reconciliation of Book Value per Class A Common Share

For the periods ended as of	Nine months ended September 30,
Unaudited (In thousands, except share data)	2022	2021

Stockholders’ equity (deficit)
Stockholders’ equity (deficit), including AOCI	$(14,228)	$265,031
Less:
AOCI	(207,539)	102,490
Stockholders’ equity, excluding AOCI	$193,311	$162,541

Book value
Book value, including AOCI	$(0.28)	$5.34
Per share impact of AOCI	(4.15)	2.05
Book value, excluding AOCI	$3.87	$3.29

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. You should be aware that factors not referred to herein could affect the accuracy of our forward-looking statements and use caution and common sense when considering our forward-looking statements.

Contact Information

Investors
Matthew Hausch and Matt Glover
Gateway Group, Inc.
(949) 574-3860
CIA@gatewayir.com